EXHIBIT 99.1

NEWS

Merisel Completes Acquisition of Fuel Digital, Inc.

NEW YORK, New York October 6, 2006 - Merisel, Inc. (OTC:MSEL.PK) (the "Company") announced that on October 5, 2006 it acquired, through a wholly-owned subsidiary, most of the assets of Fuel Digital, Inc. ("Fuel”) substantially with effect from October 1, 2006.

The purchase price consisted of $6,150,000 in cash and an additional amount of up to approximately $1,250,000 over a three-year period provided Fuel's EBITDA exceeds certain agreed upon thresholds. The Company, through its wholly owned subsidiary also assumed certain obligations for borrowed money and capital lease obligations of Fuel in the approximate aggregate amount of $1,202,000 plus certain trade accruals and trade payables of Fuel and certain operating lease obligations, and the Company also provided indemnification for certain personal guarantees given by shareholders of Fuel.

Fuel's unaudited financials for the twelve-month period ended September 30, 2006 had revenues of $14.5 million and operating income before depreciation and amortization of $1.7 million.

The aggregate cash consideration to be paid to Fuel will be subject to adjustment based on the difference, if any, between the net working capital and tangible net worth of assumed assets and liabilities at closing and certain agreed upon EBITDA target amounts. A portion of the cash consideration payable will be held in escrow until certain agreed release dates.

Fuel is a New York City-based commercial graphic communication and imaging company that provides digital retouching and grand format printing services. Merisel believes the acquisition of Fuel will enhance its operations by increasing its high art and commercial retouching market share, while diversifying its client industries, and enabling it to better serve its existing clients. Merisel believes certain cost savings and cross-selling synergies may also be achieved.

Donald R. Uzzi, Chairman and Chief Executive Officer of Merisel stated, “the addition of Fuel Digital, Inc. further enhances Merisel’s position as a leader in the high art and commercial retouching space. The Fuel Digital brand is one of our industry’s finest and we are excited about adding it to our portfolio of companies in this space along with ColorEdge and Crush Creative. We expect this acquisition to be immediately accretive to EPS.” Ed Weinstock, President of Fuel Digital added, “I am pleased that my company will now be a part of Merisel, which is well known for providing innovative high quality solutions to meet its clients brand imaging and visual communication needs. I am looking forward to Fuel adding substantial value to Merisel’s clients and shareholders.”

About Merisel

Merisel headquartered in New York, N.Y. is a leading visual communications and brand imaging solutions provider to its clients. Merisel provides a broad portfolio of digital and graphic services to clients in the retail, manufacturing, beverage, cosmetic, advertising, entertainment and consumer packaged goods industries. These solutions are delivered to clients through its portfolio companies; ColorEdge, Crush Creative, Fuel Digital, Comp 24, It’s in the Works, Dennis Curtin Studios and AdProps. Merisel has sales offices in New York City, Atlanta, Chicago and Los Angeles, and production facilities in New York, New Jersey, Atlanta and Los Angeles to ensure the highest quality solutions and services to our clients. Learn more at www.merisel.com

Contact:

Jon Peterson

(212) 502-6570

jon.peterson@merisel.com

Cautionary Statement

This release contains statements concerning Merisel’s expectations for future performance, and are forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. The Company undertakes no obligation to update any such forward-looking statements. Please see the Company’s filing with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.